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                                  Exhibit 4.7



                        FRONTIER CORPORATION, AS ISSUER

                                      AND

                            THE CHASE MANHATTAN BANK

                                   AS TRUSTEE


                                    ________


                          FIRST SUPPLEMENTAL INDENTURE

                          DATED AS OF DECEMBER 8, 1997

                                    ________

                 $100,000,000 6.25% NOTES DUE DECEMBER 15, 2009


                                    ________

                            SUPPLEMENT TO INDENTURE,
                       DATED AS OF MAY 21, 1997, BETWEEN
                            FRONTIER CORPORATION AND
                            THE CHASE MANHATTAN BANK



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     FIRST SUPPLEMENTAL INDENTURE,  dated as of December 8, 1997, between
FRONTIER CORPORATION, a New York corporation, (the "Issuer"), having its principal offices at 180 South Clinton, Rochester, New York 14646 and THE CHASE MANHATTAN BANK, a New York banking corporation, as trustee (the "Trustee") having its Corporate Trust Office at 450 West 33rd Street, New York, New York 10001.

                                    RECITALS

     WHEREAS, the Issuer executed and delivered its Indenture (the "Original Indenture"), dated as of May 21, 1997, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured and unsubordinated indebtedness.

     WHEREAS, the Original Indenture provides that by means of a supplemental indenture, the Issuer may create one or more series of its debt securities and establish the form and terms and conditions thereof.

     WHEREAS, the Issuer intends by this Supplemental Indenture to (i) create a series of debt securities, in an aggregate principal amount not to exceed $100,000,000, entitled "Frontier Corporation 6.25% Notes due December 15, 2009" (the "Notes"); and (ii) establish the form and the terms and conditions of such Notes.

     WHEREAS, the Board of Directors of the Issuer has authorized the issuance of the Notes.

     WHEREAS, the consent of Holders to the execution and delivery of this Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Supplemental Indenture have been taken.

     NOW, THEREFORE IT IS AGREED:


                                  ARTICLE ONE

Definitions, Creation, Form and Terms and Conditions of the Debt Securities

     SECTION 1.01  Definitions.   Capitalized terms used in this Supplemental
                   ------------
Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

     "Indenture" means the Original Indenture as supplemented by this First Supplemental Indenture.
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     "Notes" means the Issuer's 6.25% Notes due December 15, 2009, a form of which is attached hereto as Exhibit A.

     SECTION 1.02   Creation of the Debt Securities.  In accordance with Section
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301 of the Original Indenture, the Issuer hereby creates the Notes as a separate
series of its debt securities issued pursuant to the Indenture.   The Notes
shall be issued in an aggregate principal amount not to exceed $100,000,000.

     SECTION 1.03  Form of the Debt Securities.  Each Note will be issued in
                   ---------------------------
certificated form, without coupons, registered in the name of the Holder thereof. The Notes shall be in the form of Exhibit A attached hereto.

     SECTION 1.04  Terms and Conditions of the Debt Securities.   The Notes
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shall be governed by all the terms and conditions of the Original Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

     (a) Optional Redemption.  The Notes not be redeemed by the Issuer prior to
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the maturity date of such Notes.

     (b) Applicability of Defeasance or Covenant Defeasance.  The provision of
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Article 14 of the Original Indenture shall apply to the Notes.

     (c) Put and Call Options.  Pursuant to the terms of that certain
         --------------------
Confirmation dated December 8, 1997, and all agreements, provisions and definitions incorporated by reference therein (the "Trust Call Option"), between The Chase Manhattan Bank as Trustee of Frontier Pass-Through Asset Trust 1997-1, a trust formed under the laws of the State of New York (the "Trustee"), and Union Bank of Switzerland, London Branch (the "Callholder"), upon delivery of irrevocable notice by the Callholder to the Trustee on or before December 1, 1999 (or if that day is not a Business Day, the preceding Business Day), the Callholder has the right to purchase the Notes from the Trustee on December 15, 1999 (the "Settlement Date") (or, if that day is not a Business Day, on the first following day that is a Business Day), for a purchase price equal to 100% of the aggregate face amount thereof (the "Call Price"). Pursuant to that certain Trust Agreement (the "Trust Agreement") dated as of December 3, 1997, between the Issuer and the Trustee, the Trustee has the obligation to require the Issuer to repurchase all of the Notes (the "Put Option") at a purchase price equal to 100% of the aggregate face amount thereof on the Settlement Date, if
(i) the Trustee has not received irrevocable notice from the Callholder on or before December 1, 1999, that the Callholder intends to exercise the Trust Call Option, or (ii) the Callholder fails to make payment of the Call Price on the Business Day prior to the Settlement Date. Notwithstanding the foregoing, the Trust Agreement may be amended under certain circumstances to provide that the Trustee will not exercise the Put Option and to provide for such other changes to the Trust Agreement as may be consequential thereto. In the event that the Trust Call Option is exercised, then under the terms of the Confirmation between the Issuer and the Callholder dated December 8, 1997 (the "Company Call Option"), the Issuer has the right and option, upon delivery by it of irrevocable notice to the Callholder during the period from December 1, 1999 to and including December 5, 1999 (or the first following day that is a

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Business Day), to purchase from the Callholder all of the Callholder's right, title, and interest and obligations in, to and under the Trust Call Option in consideration for a payment to the Callholder on the Settlement Date (or, if that day is not a Business Day, the first following day that is a Business Day) in an amount calculated pursuant to the terms of the Company Call Option.

     (d) Restrictions on Liens.  If at any time the Issuer or any of its
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subsidiaries mortgages, pledges or otherwise subjects to or permits to exist any
Lien (as defined below) on the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Issuer will (or will cause such subsidiary to) secure the outstanding Notes, and, if the Issuer elects, any other obligations of the Issuer ranking on a parity with the Notes, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or other Lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to (a) the creation, extension, renewal or refunding of purchase-money mortgages or liens,
(b) landlords' liens, (c) Liens with respect to the sale or financing of accounts or chattel paper, (d) Liens to which any property or asset acquired by the Issuer or such subsidiary is subject as of the date of its acquisition, (e) the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Issuer or such subsidiary to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to worker's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it, or (f) other Liens not otherwise permitted securing obligations in an aggregate amount not to exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00).
For purposes hereof, "Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or title retention agreement or any lease in the nature thereof, any capital lease obligation and any sale and lease back transaction) and any agreement to give or refrain from any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

                                  ARTICLE TWO
                                    Trustee

     SECTION 2.01  Trustee.  The Trustee shall not be responsible in any manner
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whatsoever for or in respect of the validity or sufficiency of this Supplemental
Indenture or the due execution thereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

                                 ARTICLE THREE
                            Miscellaneous Provisions

     SECTION 3.01  Ratification of Original Indenture.  This Supplemental
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Indenture is executed and shall be construed as an indenture supplemental to the
Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified

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and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

     SECTION 3.02  Effect of Headings.  The Article and Section headings herein
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are for convenience only and shall not affect the construction hereof.

     SECTION 3.03  Successors and Assigns.  All covenants and agreements in this
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Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

     SECTION 3.04  Separability Clause.  In case any one or more of the
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provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 3.05  Governing Law.  This Supplemental Indenture shall be governed
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by and construed in accordance with the laws of the State of New York.  This
Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

     SECTION 3.06  Counterparts.  This Supplemental Indenture may be executed in
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any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

                                 FRONTIER CORPORATION, as Issuer


                                 By:   /S/ Louis L. Massaro
                                 ---------------------------------------
                                       Name: Louis L. Massaro
                                       Title:  Exec. Vice President and
                                       Chief Financial Officer
Attest:

/s/ Joseph Enis
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Name:  Joseph Enis
Title:    Treasurer

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                                      THE CHASE MANHATTAN BANK,
                                       as Trustee


                                      By:  /s/ R. Lorenzen
                                      -----------------------------------------
                                           Name: R. Lorenzen
                                           Title:   Senior Trust Officer

Attest:

/s/ L. O'Brien
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Name:   L. O'Brien
Title:  Senior Trust Officer

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